UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2007

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-44697		06-1449146
(Commission File Number)		(IRS Employer Identification No.)

8909 Purdue Road Suite 300 Indianapolis, IN 46268
(Address of principal executive offices) (ZipCode)

Registrant’s telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 11, 2007, Republic Airline Inc. (“Republic”), a wholly owned subsidiary of Republic Airways Holdings Inc. (the “Company”), Frontier Airlines, Inc. (“Frontier”), and, with respect to certain provisions only, Frontier Airlines Holdings, Inc. and the Company entered into an Airline Services Agreement (the “Agreement”) dated as of January 11, 2007. Pursuant to the terms of the Agreement, Republic will operate for Frontier 17, 76-seat Embraer 170 regional jets. Four of the 17 aircraft are currently in the Republic fleet but not allocated to a code-share partner. The remaining 13 aircraft will be funded by delivery positions available from Embraer.

Pursuant to the terms of the Agreement, Frontier will purchase all capacity at predetermined rates and will directly pay or reimburse Republic for industry standard pass-through costs. The first aircraft is expected to be placed into service in March 2007 and the last aircraft in December 2008. The Agreement has a term of eleven years from the date of the last aircraft delivery. Frontier has the option to extend the Agreement for up to six additional years. All fuel will be purchased directly by Frontier and will not be charged back to Republic. Frontier will continue to schedule and market all of its regional jets service flights.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Republic Airways Holdings Inc. issued on January 11, 2007.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.

By: /s/Robert H. Cooper
Name: Robert H. Cooper
Title: Executive Vice President and Chief Financial Officer

Dated: January 11, 2007